CW&T COMMENTS 11/30/10

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 24, 2010

WILSHIRE ENTERPRISES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-4673	84-0513668
(State or incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Eagle Rock Avenue, East Hanover, NJ 07936
(Address of principal executive offices)

(201) 420-2796
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 24, 2010, Wilshire Enterprises, Inc. (the “Company”) named David Morrow as Executive Vice President and Chief Operating Officer of the Company effective November 30, 2010, at an annual salary of $165,000.  The letter agreement between the Company and Mr. Morrow is attached as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Mr. Morrow, age 51, has served as President of Berkeley Management, Inc., a private consulting firm providing client advisory services on real estate owned properties in the areas of strategic planning, re-positioning and valuation for the last twelve months.  Prior to that, Mr. Morrow was employed at DRA Advisors LLC for seven years, most recently serving as Director of Asset Management overseeing staff and a mixed-use commercial real estate portfolio of over 27 million square feet.  DRA Advisors is a registered investment advisor specializing in real estate investment and management services for institutional and private investors.  DRA currently has over $9 billion in assets under management.  Mr. Morrow has more than twenty years of experience in office, retail and multi-family property sectors in major real estate markets throughout the United States and has skills in all aspects of leasing and asset management, portfolio budget management, financial underwriting, managing JV partner relations, marketing and construction/tenant coordination.

Item 9.01          Financial Statements and Exhibits.

(d)                      Exhibits.

The following exhibit is filed with this Report:

Exhibit Number	Description

10.1	Letter Agreement dated November 22, 2010 between Wilshire Enterprises, Inc. and David Morrow

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 1, 2010	WILSHIRE ENTERPRISES, INC.

	By:	/s/ S. Wilzig Izak
S. Wilzig Izak
Chairman of the Board and
Chief Executive Officer